Exhibit 10.4

BLUE HILLS BANK

AMENDED AND RESTATED

DIRECTOR SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective as of December 31, 2013

BLUE HILLS BANK

AMENDED AND RESTATED

DIRECTOR SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Table of Contents

ARTICLE I Name and Purpose		1

ARTICLE II Definitions		1
2.1	“Account Balance”	1
2.2	“Annual Benefit Amount”	1
2.3	“Bank”	1
2.4	“Benefit Age”	2
2.5	“Board”	2
2.6	“Cause”	2
2.7	“Change in Control”	2
2.8	“Code”	3
2.9	“Company”	3
2.10	“Date of Joining”	3
2.11	“Disability”	3
2.12	“Employer Common Stock”	4
2.13	“Employers”	4
2.14	“ERISA”	4
2.15	“MHC”	4
2.16	“Mid-Tier”	4
2.17	“Normal Distribution Form”	4
2.18	“Participant”	4
2.19	“Participation Agreement”	4
2.20	“Plan”	4
2.21	“Plan Administrator”	4
2.22	“Plan Year”	4
2.23	“Separation from Service”	4
2.24	“Terminating Event”	5
2.25	“Vested Account Balance”	5
2.26	“Vesting Schedule”	5
2.27	“Year of Service”	5

ARTICLE III Participation		5
3.1	Board Members	5
3.2	Term of Participation	5

ARTICLE IV Eligibility for Benefit		6
4.1	Separation from Service	6
4.2	Forfeiture	6

ARTICLE V Payment of Benefit		6
5.1	Time and Form of Benefit	6
5.2	Disability	6
5.3	Death	7
5.4	Change in Control	7
5.5	Clawback	7

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ARTICLE VI Claims and Review Procedures		8
6.1	Claims Procedure	8
6.2	Review Procedure	8

ARTICLE VII Funding		9
7.1	General Obligation of the Employers	9
7.2	Use of Trust, Insurance Policies, Etc.	10

ARTICLE VIII Amendment and Termination		10
8.1	Amendment	10
8.2	Termination	10

ARTICLE IX Miscellaneous		11
9.1	Provision for Incapacity	11
9.2	Non-assignable Rights	11
9.3	Independence of Plan	11
9.4	At-Will Status	11
9.5	Taxes	12
9.6	Limitation on Benefits	12
9.7	Governing Law; Regulatory Restrictions	13
9.8	Arbitration of Disputes	13

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BLUE HILLS BANK

AMENDED AND RESTATED

DIRECTOR SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I

Name and Purpose

1.1 This instrument and the supplemental retirement plan embodied herein, as from time to time amended, shall be known as the “Blue Hills Bank Director Supplemental Executive Retirement Plan.” The Plan was originally established effective July 1, 2011 and has been amended and restated effective as of December 31, 2013.

1.2 The Plan is established and maintained for the purpose of providing the retirement benefits described in Article V to eligible Participant directors of the Bank and the Mid-Tier and trustees of MHC.

ARTICLE II

Definitions

As used in the Plan and the Participation Agreement:

2.1 “Account Balance” means, with respect to each Participant, an amount equal to the sum of the aggregate Annual Benefit Amounts allocated to the Participant, increased or decreased annually between the date allocated to the Participant and the Participant’s Separation from Service by an amount equal to (a) the equivalent of interest at the Bank’s highest published CD rate in effect on the first business day of each Plan Year, plus 200 basis points, or (b) the percentage increase or decrease for such Plan Year in the “Book Value Per Share,” as defined in the Bank’s Phantom Stock Plan, whichever of (a) or (b) is elected by the Participant in the Participant’s Participation Agreement. Effective January 1, 2014, Participants may elect to invest their Annual Benefit Amounts allocated to their Account and any earnings thereon among investment options offered by the Plan Administrator from time to time, pursuant to procedures adopted by the Plan Administrator. In the event Mid-Tier issues stock to the public or MHC converts to a fullly converted stock holding company, as the Company, the Plan Administrator, in its sole discretion, may offer shares of Employer Common Stock as an investment option in the Plan, subject to such terms and conditions as specified by the Plan Administrator. Notwithstanding anything to the contrary herein, once an amount has been invested in Employer Common Stock, it must remain invested in Employer Common Stock (i.e., the investment election is irrevocable) and that the portion of the Participant’s Account that is invested in Employer Common Stock shall be distributed to the Participant in the form of Employer Common Stock (not in cash).

2.2 “Annual Benefit Amount” means $10,000.

2.3 “Bank” means Blue Hills Bank, with its principal administrative offices located at 1196 River Street, Hyde Park, MA 02136.

2.4 “Benefit Age” means age seventy-five (75).

2.5 “Board” means the Bank’s board of directors, provided, however, that for purposes of any action required or permitted by the board of directors with respect to (a) whether there exists Cause for the termination of a Participant, or (b) any claim by a Participant or a Participant’s beneficiary under Article VI, the Participant shall not be entitled to vote and the Participant’s membership on the Board (or a committee of the Board) shall not be counted.

2.6 “Cause” means any one or more of the following:

(i) conduct by the Participant constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Employers other than the occasional, customary and de minimis use of Employers’ property for personal purposes; or

(ii) the commission by the Participant of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Participant that would reasonably be expected to result in material injury to the Employers if he were retained in his position; or

(iii) continued, willful and deliberate non-performance by the Participant of his duties to the Employers (other than by reason of the Participant’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Chief Executive Officer of the Bank; or

(iv) a violation by the Participant of the Employers’ policies that has continued following written notice of such violation from the Chief Executive Officer; or

(v) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Employers to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials; or

(vi) removal or prohibition of the Participant from participating in the conduct of the Employers’ affairs by order issued under applicable law and regulations by a federal or state banking agency having authority over the Employers.

2.7 “Change in Control” means the consummation by MHC, Mid-Tier, Bank or the Company, as applicable, in a single transaction or series of related transactions, of any of the following:

(i) the sale of all or a substantial portion of the assets of MHC, Mid-Tier, Bank or the Company to any person, group or entity;

(ii) the merger, consolidation or other business combination of MHC, Mid-Tier, Bank or the Company with another entity, in which MHC, Mid-Tier, Bank or the Company, as the case may be, is not the survivor of such merger, consolidation or other business combination, or a majority of the board of trustees or directors or other governing body of the entity surviving or resulting from such merger, consolidation or other business combination is not composed of individuals who were serving on the board of trustees of MHC or the board of directors of the Mid-Tier, Bank or the Company, as the case may be, immediately prior to the consummation of such merger, consolidation or other business combination; or

(iii) a change in control of MHC, Mid-Tier, Bank or the Company within the meaning of the Change in Bank Control Act and/or the Rules and Regulations promulgated by the Federal Deposit Insurance Corporation at 12 C.F.R. Section 303.82(b) with respect to the Bank and/or the Board of Governors of the Federal Reserve System (“FRB”) at 12 C.F.R. Section 225.41(b) with respect to the Company, as in effect on the date hereof.

In addition to the foregoing, and not in limitation thereof, a Change in Control shall also be deemed to have occurred if, during any period of two consecutive years, individuals who constitute the board of trustees of MHC or the board of directors of the Company, as applicable, at the beginning of such two-year period cease for any reason to constitute at least a majority of the board of trustees or directors, as the case may be; provided, however, that for purposes of this sentence, an individual shall be deemed to have been a trustee or director at the beginning of such period if such individual was elected, or nominated for election, by the board of trustees of MHC or the board of directors of the Company, as the case may be, by a vote of at least two-thirds of the trustees or directors who were either trustees or directors at the beginning of the two-year period or were so elected or nominated by such trustees or directors.

Notwithstanding anything in this subsection to the contrary, a Change in Control shall not be deemed to have occurred upon (i) the conversion of the MHC from a mutual holding company to stock form, or in connection with any reorganization used to effect such a conversion; or (ii) upon a public stock offering of shares of the Mid-Tier or the Company.

2.8 “Code” means the Internal Revenue Code of 1986, as amended.

2.9 “Company” means, if the MHC converts to a stock holding company, the fully converted stock holding company of the Bank.

2.10 “Date of Joining” means, with respect to a Participant, the date specified in such Participant’s Participation Agreement.

2.11 “Disability” means the first to occur of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months that (i) renders the Participant unable to engage in any substantial gainful activity, or (ii) causes the Participant to receive income replacement benefits for a period of not less than 3 months under an accident and health plan of the Employers covering the Participant.

2.12 “Employer Common Stock” means common stock of Mid-Tier or Company, as applicable.

2.13 “Employers” means the Bank and any corporate members of its affiliated group of corporations.

2.14 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.15 “MHC” means Hyde Park Bancorp, MHC, with its principal administrative offices located at 1196 River Street, Hyde Park, MA 02136.

2.16 “Mid-Tier” means Hyde Park Bancorp, Inc., the wholly-owned subsidiary of MHC.

2.17 “Normal Distribution Form“means a lump-sum payment, in cash or Employer Common Stock, or both, as applicable.

2.18 “Participant” means each member of the Board of Directors of the Bank or Company or Board of Trustees of MHC who is not also an employee of the Bank or MHC and who executes a Participation Agreement in accordance with Section 3.2.

2.19 “Participation Agreement” means a written agreement between MHC or the Bank or the Company and a Participant pursuant to which the Participant agrees to participate in the Plan.

2.20 “Plan” means the deferred compensation arrangement set forth in this instrument, as amended from time to time.

2.21 “Plan Administrator” means the Compensation Committee of the Board or such person as the Board may appoint.

2.22 “Plan Year” means the 12-month period ending December 31.

2.23 “Separation from Service” means a change in a Participant’s service relationship with the Employers, whether or not initiated by the Employers, such that the Employers reasonably determine, based on the facts and circumstances available at such determination date, that no further services will be performed by the Participant for the Employers after a certain date (the “Separation Date”) or that the level of bona fide services the Participant will perform after the Separation Date (whether as an employee, independent contractor or other service provider) will decrease permanently to no more than 20% of the average level of bona fide services performed (whether as an employee, independent contractor or other service provider) over the preceding 36 month period immediately preceding such Separation Date. The Participant will be presumed to have separated from service where the level of bona fide services performed continues at a level that is more than 20% but less than 50% of the average level of service performed by the Participant during the 36 month period immediately preceding the Separation Date.

2.24 “Terminating Event” means a Participant’s termination by the Employers for any reason other than Cause (which shall be deemed to include the failure of the Participant to be re-elected to the Board of Directors of the Bank or Company or Board of Trustees of MHC, as the case may be), death or Disability.

2.25 “Vested Account Balance” means the portion, if any, of a Participant’s Account Balance that is vested in accordance with the Vesting Schedule set forth in the Participant’s Participation Agreement.

2.26 “Vesting Schedule” means a schedule pursuant to which, subject to the terms of the Plan, a Participant earns a non-forfeitable entitlement to the Participant’s Account Balance, as set forth on the Participant’s Participation Agreement.

2.27 “Year of Service” means each period of 12 consecutive months that (i) commences either on the Participant’s Date of Joining or any anniversary thereof and (ii) ends on or prior to the Participant’s Separation from Service.

ARTICLE III

Participation

3.1 Board Members.

Participation in the Plan shall be limited to members of the Board of Directors of the Bank and the Company and the Board of Trustees of MHC.

3.2 Term of Participation.

An individual director or trustee shall become a Participant upon executing a written Participation Agreement in such form as the Employers approve (which may be in the form set forth as Appendix A to the Plan). The effective date of such participation shall be the date the individual becomes a director or trustee, as the case may be. A Participant’s participation in the Plan shall end upon the first to occur of (i) the distribution of 100% of the Participant’s Vested Account Balance, (ii) the Participant’s Separation from Service for any reason, (iii) the termination of the Plan, and (iv) the amendment of the Plan to render the Participant ineligible to participate, subject to Article VIII.

ARTICLE IV

Eligibility for Benefit

4.1 Separation from Service.

In no event shall any benefit be payable to a Participant under the Plan prior to the Participant’s Separation from Service, provided, however, that nothing herein shall prevent a distribution required in connection with the Plan’s termination, in whole or in part, or as otherwise required by applicable law.

4.2 Forfeiture.

In no event shall any benefit be payable to a Participant under the Plan if the Participant (i) has a Separation from Service due to termination for Cause or resigns under circumstances that the Board determines to constitute Cause, or (ii) violates the restrictive covenants set forth in the Participation Agreement.

ARTICLE V

Payment of Benefit

5.1 Time and Form of Benefit.

Subject to the Participant signing a general release of claims in favor of the Employers and related persons and entities in a form and manner satisfactory to the Employers and the expiration of the seven-day revocation period for such release, a Participant who has a Separation from Service for reasons other than Cause, death or Disability shall be entitled to a benefit, to be distributed in the Normal Distribution Form, equal to the Participant’s Vested Account Balance as of the date of the Participant’s Separation from Service. Such distribution shall be made within 60 days after the date of the Participant’s Separation from Service with the Employers, provided however, if such 60 day period spans two calendar years, the payment shall commence in the second calendar year. Notwithstanding the foregoing, a Participant may elect to defer the date of payment, without interest, provided, however, that such election and deferral conforms with the provisions of the Plan and with any applicable requirements of Section 409A of the Code (and any other applicable tax law regarding deferral of income or avoidance of constructive receipt), including without limitation the requirements pursuant to Treasury Regulation Section 1.409A-2(b)(1) that any such election (x) must be made at least 12 months before the date the payment is scheduled to be paid, (y) may not take effect until at least 12 months after the date on which it is made, and (z) must extend the payment date for an additional period of at least five years.

5.2 Disability.

Subject to the Participant signing a general release of claims in favor of the Employers and related persons and entities in a form and manner satisfactory to the Employers and the expiration of the seven-day revocation period for such release, in the event a Participant’s

Separation from Service occurs on account of the Participant’s Disability, the Participant’s shall be entitled to a benefit, to be distributed to the Participant in the Normal Distribution Form, equal to the Participant’s Vested Account Balance as of the date of the Participant’s Disability. Such distribution shall be made within 60 days after the date of the Participant’s Disability.

5.3 Death.

In the event that a Participant dies prior to Separation from Service, the Participant’s Vested Account Balance as of the date of the Participant’s death shall be distributed to the Participant’s designated beneficiary or, in the absence of a surviving beneficiary, to the Participant’s estate, in the Normal Distribution Form within 60 days after the Participant’s date of death. In the event that the Participant dies after Separation from Service but prior to distribution in full of the Participant’s Vested Account Balance, the undistributed payment(s) shall be paid to the Participant’s designated beneficiary or, in the absence of a surviving designated beneficiary (including due to the death of a designated beneficiary prior to payment of the final payment), to the Participant’s estate.

5.4 Change in Control.

Notwithstanding anything to the contrary in Section 5.1, in the event a Terminating Event occurs with respect to a Participant within 24 months after a Change in Control, the Participant’s Account Balance shall be 100% vested, and the Participant shall be entitled to a benefit, to be distributed in the Normal Distribution Form, equal to the Participant’s Vested Account Balance as of the date of the Terminating Event, increased by an amount equal to two times the Participant’s highest Annual Benefit Amount in effect at any time within the six months immediately preceding the Change in Control. Such distribution shall be made within 60 days after the Terminating Event.

5.5 Clawback.

Notwithstanding anything to the contrary contained in the Plan, if the Plan Administrator determines, in its sole and absolute discretion, that a Participant has received a benefit under the Plan that is based on materially inaccurate financial statements, reviews, gains, or any other materially inaccurate criteria used in determining or setting such benefit, the Plan Administrator shall cancel such benefit to the extent attributable to such materially inaccurate financial statements, reviews, gains, or other materially inaccurate criteria. In the event that any amount has been paid to the Participant with respect to such cancelled benefit (the “Overpayment Amount”), the Plan Administrator, promptly after making such determination, shall send the Participant a notice of recovery (“Recovery Notice”), specifying the Overpayment Amount. The Participant shall be obligated to repay the Overpayment Amount to the Employers promptly following receipt of such Recovery Notice, in accordance with the terms specified therein. The Employers, in their sole discretion, may recover all or a part of any Overpayment Amount by setoff of any amount owed to the Participant by the Employers under the Plan or otherwise.

ARTICLE VI

Claims and Review Procedures

6.1 Claims Procedure.

A Participant or beneficiary of a Participant (a “claimant”) who has not received benefits under the Plan that he or she believes should be distributed shall make a claim for such benefits as follows:

(a) The claimant shall initiate a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within 60 days after such notice was received by the claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

(b) The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

(c) If the Plan Administrator denies part or the entire claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i) The specific reasons for the denial;

(ii) A reference to the specific provisions of the Plan on which the denial is based;

(iii) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed; and

(iv) An explanation of this Plan’s review procedures and the time limits applicable to such procedures.

6.2 Review Procedure.

If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial as follows:

(a) To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

(b) The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

(c) In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

(e) The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i) The specific reasons for the denial;

(ii) A reference to the specific provisions of this Plan on which the denial is based; and

(iii) A statement that the claimant is entitled to receive, upon request, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

ARTICLE VII

Funding

7.1 General Obligation of the Employers.

The benefits provided under the Plan constitute a mere promise by the Employers to make payments in the future, and the rights of the Participant hereunder shall be those of a general unsecured creditor of the Employers. Nothing contained herein shall be construed to create a trust of any kind or to render the Employers a fiduciary with respect to the Participant. The Employers shall not be required to maintain any fund or segregate any amount or in any other way currently fund the future payment of any benefit provided under the Plan, and nothing contained herein shall be construed to give the Participant or any other person any right to any specific assets of the Employers or of any other person. Notwithstanding the foregoing, in the event that the Plan Administrator offers Employer Common Stock as an investment option in the Plan, the Plan Administrator shall segregate such Employer Common Stock and shall hold such Employer Common Stock in a rabbi trust established for such purpose. This Plan is intended to be, and shall in all events be construed and treated as, a deferred compensation arrangement.

7.2 Use of Trust, Insurance Policies, Etc.

Notwithstanding the foregoing, the Employers may, in their sole and absolute discretion, establish a trust to which funds earmarked for payment under the Plan may be transferred and from which benefits arising hereunder, and subject to the provisions and limitations hereof, may be paid. Notwithstanding the foregoing, in the event that the Plan Administrator offers Employer Common Stock as an investment option in the Plan, the Plan Administrator shall segregate such Employer Common Stock and shall hold such Employer Common Stock in a rabbi trust established for such purpose. Any such trust would contain provisions making it irrevocable by the Employers unless and until all benefits hereunder which are funded through such trust have been paid or provided for, except in the case of bankruptcy or insolvency of the Employers, in which event benefit payments from the trust would cease and assets thereof would revert to the Employers or be paid to its creditors. The Employers may, for their corporate purposes, choose to obtain a policy or policies of life insurance on the Participant. The Participant agrees to fully cooperate in connection with the securing of any such policy or policies or the election of any options thereunder which the Employers may wish and that the Participant will be available for medical examinations if necessary.

ARTICLE VIII

Amendment and Termination

8.1 Amendment.

The Board shall have the right to amend, alter or modify the Plan at any time and from time to time, in whole or in part; provided, however, that, to the extent that any amendment, alteration or modification reduces the amount of any benefit to which a Participant would have a vested entitlement if the Participant terminated employment with the Employers immediately prior to the effective date of such amendment, or changes the form in which such benefit is to be distributed, such amendment shall not become effective without the consent of such affected Participant(s).

8.2 Termination.

The Board shall have the right, in its sole discretion, to terminate the Plan, in whole or in part, at any time; provided, however, that no such action shall reduce the amount to which a Participant would have a vested entitlement if the Participant terminated employment with the Employers immediately prior to the effective date of such termination.

Any acceleration of the payment of such benefits due to Plan termination shall comply with the following and no payment shall be made if the decision to terminate the Plan or the acceleration of any payment under the Plan is undertaken proximate to a downturn in the financial health of the Employers, in accordance with Treasury Regulations Section 1.409A-3(j)(ix):

(a) all arrangements sponsored by the Employers that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c)(2) if any Participant covered by this Plan was also covered by any of those other arrangements are also terminated;

(b) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement;

(c) all payments are made within 24 months of the termination of the arrangements; and

(d) the Employers does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c)(2) if the same Participant participated in both arrangements, at any time within three years following the date of termination of the arrangement.

ARTICLE IX

Miscellaneous

9.1 Provision for Incapacity.

If the Board reasonably deems any individual incapable of receiving benefits by reason of illness, infirmity or incapacity of any kind, the Employers may make payment of such benefits to any one or more persons or representatives as provided in a written direction received from the affected individual while competent and, in the absence of any such written direction, to such individual(s) as the Board designates and shall fully discharge the Employers from all obligations or liability under this Plan.

9.2 Non-assignable Rights.

Except as otherwise provided by the Plan, neither the Participant nor the Participant’s surviving spouse shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the right thereto are expressly declared to be non-assignable and non-transferable.

9.3 Independence of Plan.

The benefits payable under the Plan shall be independent of, and in addition to, any employment agreement that may exist from time to time between the Employers and a Participant, or any compensation payable by the Employers to a Participant other than supplemental retirement benefits, whether as salary, bonus or otherwise.

9.4 At-Will Status.

Notwithstanding any provision of the Plan, but subject to any agreement that may exist from time to time between the Employers and a Participant, each Participant is retained at-will, so that the Participant or the Employers may terminate the Participant’s retention at any time, with or without notice, for any or no reason.

9.5 Taxes.

All payments and benefits described in the Plan shall be subject to any and all applicable federal, state and local income, employment and other taxes, and the Employers will deduct from each payment to be made to a Participant under the Plan such amounts, if any, required to be deducted or withheld under applicable law.

9.6 Limitation on Benefits.

(a) Limitation on Payments. Anything in the Plan or in any other agreement, contract, understanding, plan or program entered into or maintained by the Employers to the contrary notwithstanding, in the event it shall be determined that any payment, distribution or benefit to or for the benefit of the a Participant, whether paid or payable, distributed or distributable or provided or to be provided pursuant to the terms of the Plan or otherwise (collectively, the “Payments”), would, in the reasonable determination of the independent certified public accounting firm then retained by the Employers (the “Tax Advisor”), not be deductible (in whole or in part) by the Employers, an affiliate of the Employers or other person making such payment or distribution or providing such benefit as a result of Section 280G of the Code, and/or any successor provision or section thereto, then the cash and non-cash payments, distributions and/or benefits payable or to be provided to the Participant under the Plan shall be reduced to the extent necessary, but no more than necessary, that no portion of the Payments not be deductible as a result of Section 280G of the Code. For purposes of this Section 9.6(a), (i) no portion of the Payments, the receipt or enjoyment of which the Participant shall have effectively waived in writing prior to his or her termination of employment, shall be taken into account, (ii) no portion of the Payments shall be taken into account that, in the opinion of the Tax Advisor, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, including without limitation by reason of Section 280G(b)(4)(A) of the Code, (iii) any payments, distributions and/or benefits under the Plan or otherwise for services to be rendered on or after the effective date of a “change in control” shall be reduced only to the extent necessary so that such payments, distributions and/or benefits in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the Tax Advisor, and (iv) the value of any non-cash payment or benefit or any deferred payment or benefit included in the Payments shall be determined by the Tax Advisor in accordance with the principles of Sections 280G(d)(3) and 280G(d)(4) of the Code and the applicable regulations or proposed regulations under the Code. All of the foregoing calculations, determinations and opinions shall be made or otherwise rendered in good faith by the Employers and the Tax Advisor, as applicable, and shall be conclusive and binding upon the parties. The Employers shall pay all costs and expenses incurred in connection with any such calculations, determinations and opinions.

(b) Delay in Distribution. Notwithstanding anything to the contrary contained in the Plan, if at the time of a Participant’s Separation from Service, the Participant is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment or benefit that the Participant becomes entitled to under this Agreement is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then such payment shall be payable or benefit shall be provided on the date that is the earlier of (i) six months and one day after the Participant’s Separation from Service, or (ii) within thirty (30) days following the Participant’s death.

9.7 Governing Law; Regulatory Restrictions.

The Plan shall be construed under and governed by the laws of the Commonwealth of Massachusetts except to the extent pre-empted by ERISA, and with and subject to any federal laws to which the Employees may be subject as an FDIC insured institution. In addition to the foregoing:

(a) In no event shall the Employers be obligated to make any payment pursuant to the Plan that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. sec. 1828(k)), 12 C.F.R. Part 359, or any other applicable law.

(b) In no event shall the Employers be obligated to make any payment pursuant to the Plan if:

(i) MHC or the Bank is in default as defined in Section 3(x) (12 U.S.C. sec. 1813(x)(1)) of the Federal Deposit Insurance Act, as amended; or

(ii) the FDIC enters into an agreement to provide assistance to or on behalf of the Employers under the authority contained in Section 13(c) (12 U.S.C. sec. 1823(c)) of the Federal Deposit Insurance Act, as amended.

9.8 Arbitration of Disputes.

Any controversy or claim arising out of or relating to the Plan or arising out of the Participant’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts, in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Participant or the Employers may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration, subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 9.8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 9.8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 9.8.

EXECUTED under seal as of the day and year first above written, by the Employers’ duly authorized representatives.

BLUE HILLS BANK
ATTEST:

/s/ George E. Clancy	By:	/s/ William M. Parent
Secretary		Its:	President and Chief Executive Officer

HYDE PARK BANCORP, INC.
ATTEST:

/s/ George E. Clancy	By:	/s/ William M. Parent
Secretary		Its:	President and Chief Executive Officer

HYDE PARK BANCORP, MHC
ATTEST:

/s/ George E. Clancy	By:	/s/ William M. Parent
Secretary		Its:	President and Chief Executive Officer